Exhibit 10.6D

FOURTH AMENDMENT to LEASE AGREEMENT

DATED DECEMBER 31, 2001

[Canopy Properties, Inc. / Altiris, Inc.]

This FOURTH AMENDMENT is entered into as of the thirty-first (31st) day of October, 2003 between Canopy Properties, Inc. (“Landlord”) and Altiris, Inc. (“Tenant”).

Whereas Landlord and Tenant entered into a Lease dated December 31, 2001, first amended 12 September 2002, and again 31 March 2003 and 21 May 2003 for the purpose of increasing the premises, Landlord and Tenant hereby agree to further amend the Lease as follows:

1.1 Effective November 1, 2003, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord approximately 504 rentable square feet of additional space (Additional Premises, Phase 1B) identified as Suite 220, situated on the second floor of the Canopy Building III, located at 588 West 400 South, Lindon, Utah, bringing the approximate total lease space to 55,790 rentable square feet.

1.2 These Additional Premises, Phase 1B, shall be leased at the rate of $735 per month, operating expenses as outlined in Paragraph 29 of the Lease included.

1.3 Upon this effective date, the total annual rent for the Premises shall be increased by $8,820.00 to $1,047,766.73, for a net monthly increase of $735.00.

1.4 Tenant’s percentage share of operating cost at this effective date will be increased from 62.74% to 63.31%.

All other terms, conditions and provisions of said Lease, including the ending date of the initial term of the Lease, shall remain in full force and effect

LANDLORD:		TENANT:
Canopy Properties, Inc.		Altiris, Inc.

By:	/s/ B. Worthington	By:	/s/ Stephen C. Erickson

Its:	VP, Real Estate Development	Its:	VP & Chief Financial Officer